CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the use of our name and to the reference to our firm under the caption “Adviser’s Prior Performance” included in Appendix A to the prospectus which is part of Post-Effective Amendment 210 to the Unified Series Trust Registration Statement on Form N-1A (File No. 333-100654) in connection with the 1492 Small Cap Growth Fund and 1492 Small Cap Value Fund.

Baker Tilly Virchow Krause, LLP

Milwaukee, Wisconsin
January 4, 2012